EXHIBIT 10.3.22

HCP, INC.
2006 PERFORMANCE INCENTIVE PLAN
AMENDED 2013 RESTRICTED STOCK AWARD AGREEMENT

THIS AMENDED 2013 RESTRICTED STOCK AWARD AGREEMENT  (this “Agreement”) is dated as of December 20, 2013 (the “Award Date”) by and between HCP, Inc., a Maryland corporation (the “Corporation”), and Lauralee E. Martin (the “Participant”).

W I T N E S S E T H

WHEREAS, the Corporation and Participant entered into an Employment Agreement, dated October 2, 2013 (the “Employment Agreement”), which provided for the grant of a make-whole restricted stock award with a fair value of Six Million dollars ($6,000,000), based on the closing stock price on October 2, 2013 that would vest in full on December 31, 2013.

WHEREAS, the Corporation and Participant has determined it to be in the best interests of the parties to (i) modify the vesting schedule to provide that the make-whole restricted stock award vest in equal quarterly installments over a three year period beginning December 31, 2013, and (ii) delete the applicability of the pro rata payment provisions upon a termination for Cause or a termination without Good Reason set forth in Section 3(c)(i) of the Employment Agreement.

WHEREAS, pursuant to the HCP, Inc. 2006 Performance Incentive Plan, as amended and/or restated from time to time (the “Plan”), the Corporation hereby grants to the Participant, effective as of the date hereof, an award of restricted stock under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan in satisfaction of the Make-Whole Award (as defined in the Employment Agreement).

NOW THEREFORE , in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.             Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2.             Grant.  The  Corporation hereby grants to the Participant an Award with respect to an aggregate of 143,644 shares of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) (the “Restricted Stock”).  The Restricted Stock shall be fully paid and nonassessable and shall be represented by a book-entry account registered in the name of the Participant with the Corporation’s registrar and stock transfer agent that will be subject to the restrictions hereinafter set forth until those shares have become transferable in accordance with Section 6.  The Award is subject to all of the terms and conditions set forth in this Agreement and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Administrator, as such rules are in effect from time to time.

3.             Vesting.  Subject to Sections 4 and 7 below, the Award shall vest and become nonforfeitable with respect to 1/12th of the Restricted Stock (subject to adjustment under Section 7.1 of the Plan) at the end of each calendar quarter beginning December 31, 2013 and ending September 30, 2016.

4.             Continuance of Employment.  Subject to Section 7, the vesting schedule requires continued employment or service through the applicable vesting date as a condition to the vesting of the Award and the rights and benefits under this Agreement.  Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 7 below or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any of its Subsidiaries, interferes in any way with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Participant’s other compensation or benefits.  Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without her consent thereto.

5.             Rights as a Stockholder.  Except as otherwise provided herein, the Participant shall have all of the rights of a stockholder with respect to the Restricted Stock, including the right to vote such Restricted Stock and receive any dividends that may be paid thereon; provided, however, that any additional shares of Common Stock or other securities that the Participant may become entitled to receive pursuant to a stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Corporation shall be subject to the same restrictions as the Restricted Stock.  For the avoidance of doubt, any dividends paid in respect of the Restricted Stock shall not be subject to the provisions of Section 6 below.

6.             Restrictions on Transfer .  Neither the Award nor any interest therein or amount or shares payable in respect thereof (other than Restricted Stock withheld to satisfy tax withholding obligations or transaction costs or dividends paid in respect of Restricted Stock) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered (the “Transfer Restrictions”), either voluntarily or involuntarily, until December 31, 2020; provided, however, that the Transfer Restrictions shall immediately lapse in the event of the Participant’s death or Disability (as defined in the Employment Agreement), provided, further, in the event of the Participant’s termination of employment by the Corporation without Cause (as defined in the Employment Agreement)

or by the Participant for Good Reason (as defined in the Employment Agreement), the Transfer Restrictions shall lapse upon the later of (i) the second anniversary of the Participant’s termination date or (ii) December 31, 2018.  The Transfer Restrictions shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.  Any purported transfer, encumbrance or other disposition of the Restricted Stock that is in violation of this Section 6 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Stock.

7.             Effect of Termination of Employment or Services.  If the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary (the date of such termination of employment or service is referred to as the Participant’s “Severance Date”), the  Restricted Stock shall be forfeited and shall revert to the Corporation to the extent the Restricted Stock has not become vested pursuant to Section 3 hereof upon the Severance Date regardless of the reason for the termination of the Participant’s employment or services; provided, however, that if the Participant’s employment is terminated as a result of the Participant’s death, Total Disability (as defined below) or Retirement (as defined below), the Participant’s Restricted Stock, to the extent such Restricted Stock is not then vested, shall become fully vested as of the Severance Date; provided, further, in the event the Participant’s employment is terminated pursuant to Section 8(c) of the Employment Agreement, subject to the provisions of Section 8(c)(ii) thereof, to the extent such Restricted Stock is not then vested, shall become fully vested as of the Severance Date.  If any unvested Restricted Stock is forfeited hereunder, such Restricted Stock shall automatically revert to the Corporation as of the applicable Severance Date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

For purposes of the Award, “Total Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).  For purposes of the Award, “Retirement” means the Participant has attained age 65 and completed at least five (5) full years of service as an employee of the Corporation and its Subsidiaries.

8.             Adjustments Upon Specified Events; Change in Control Event.

(a)           Adjustments.  Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Restricted Stock then outstanding and the number and kind of securities that may be issued in respect of the Award.

(b)           Change in Control Event.  Upon the occurrence of an event contemplated by Section 7.2 of the Plan and notwithstanding any provision of Section 7.2 of the Plan to the contrary, the Award (to the extent outstanding at the time of such event) shall continue in effect in accordance with its terms following such event (subject to adjustment in connection with such event pursuant to Section 7.1 of the Plan); provided, however, that the Administrator shall determine, in its sole discretion, whether the vesting of the Restricted Stock will accelerate in connection with such event and the extent of any such accelerated vesting.

9.             Tax Withholding.  Upon vesting of the Restricted Stock, the Participant may irrevocably elect, in such manner and at such time or times prior to the applicable tax date as may be permitted or required under Section 8.5 of the Plan and rules established by the Administrator, to have the Corporation reduce the number of Restricted Stock to be delivered by (or otherwise reacquire) the appropriate number of whole shares of Restricted Stock, valued at their then fair market value to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates; provided, however, that in the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares of Restricted Stock, or in the event of a cash payment or any other withholding event in respect of the Restricted Stock, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

10.          Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records.  Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.  Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five (5) business days after the date mailed in accordance with the foregoing provisions of this Section 10.

11.          Plan.  The Award and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference, except as otherwise expressly provided in this Agreement.  The Participant agrees to be bound by the terms of the Plan and this Agreement.  The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan and this Agreement.  Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

12.          Entire Agreement.  This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.  The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan.  Any such amendment must be in writing and signed by the Corporation.  Any such amendment that materially and adversely affects the Participant’s rights under this Agreement requires the consent of the Participant in order to be effective with respect to the Award.  The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.  The Participant acknowledges receipt of a copy of this Agreement, the Plan and the Prospectus for the Plan.  In the event of any conflict between the provisions of the Employment Agreement and this Agreement relating to the Award, the provisions of this Agreement shall control.

13.          Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust.  The Award has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant.

14.          Counterparts  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.          Section Headings.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

16.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

17.          Construction.  It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

18.          Clawback Policy.  The Restricted Stock is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Restricted Stock or other cash or property received with respect to the Restricted Stock (including any value received from a disposition of the Restricted Stock).

19.          Employment Agreement Amendment.  The third and fourth sentences of Section 3(c)(i) of the Employment Agreement relating to payment of a pro rata portion of the Award are hereby deleted in full.

YOUR ACCEPTANCE OF THE AWARD THROUGH THE ELECTRONIC STOCK PLAN AWARD RECORDKEEPING SYSTEM MAINTAINED BY THE CORPORATION OR ITS DESIGNEE CONSTITUTES YOUR AGREEMENT TO THE TERMS AND CONDITIONS HEREOF, AND THAT THE AWARD IS GRANTED UNDER AND GOVERNED BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS AGREEMENT.

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